Exhibit 99.1

China Organic Agriculture, Inc.

Third Quarter 2009 Financials

Company Reports $40 Million Revenue, $4.5 Million Net Income and EPS of $0.06 for Q3 2009

China Organic Agriculture, Inc. (OTCBB: CNOA.OB) (“China Organic Agriculture” or the “Company”),  a global diversified food products company engaged in the trading and distribution of agricultural products headquartered in the Liaoning province in China, today announced its financial results for the three and nine months ended September 30, 2009.

Financial Highlights

•
Sales revenue and gross profit for the third quarter were $39.7 million and $11.1 million, respectively; representing a 15% sales decrease while maintaining its gross profit equal to that of last year’s comparable period.  The Company has focused on the higher margin trading opportunities.

•	Sales revenue and gross profit for the nine months were $106.4 million and $26.4 million, a year-over-year increase of 97.4% and 103.8% respectively.
•	Selling, general and administrative expenses declined by 9.5% for the first nine months as compared to same period a year ago in spite of the near doubling of revenue.
•	Earnings per share for the quarter was $0.06

Sales for the nine months ending September 30, 2009 totaled $106.4 million compared to $53.9 million for the same period last year. This increase of $52.5 million is attributable to the Company's acquisition of Dalian Huiming Industry Ltd. (“Dalian Huiming”) in October, 2008, which accounted for the substantial revenue growth for the nine month period.

Although the sales during the three months ended September 30th were lower than same period last year, the Company achieved improved gross and operating margins.  The increase in gross profit for the nine month period resulted from the increased revenue was attributable to Dalian Huiming.

Net income attributable to CNOA shareholders was $4.5 million for the third quarter of 2009, compared to net income of $8.5 million for the same period last year, excluding discontinued operations in 2008.  Net income was $10.9 million for the nine months ended September 30, 2009, compared to net income of $8.5 million for the same period in 2008, again excluding discontinued operations. These results reflect the Company’s ownership of 60% of Dalian Huiming.  As a result, 40% of Dalian Huiming’s net income was recorded as Income attributed to non-controlling interest.

The basic and diluted earnings per share for the third quarter were $0.06, compared to last year’s third quarter results of $0.15 per share, and the basic and diluted earnings per share for the nine months ended on September 30, 2009 were $0.15 as compared to $0.16 per share in the comparable prior year period.  The 2008 quarter and nine months results exclude $0.02 and $0.03 income per share, respectively, that resulted from discontinued operations.  A former operating subsidiary of the Company, ErMaPao, was sold effective September 30, 2008 and thus its results are now classified as a discontinued operation in the attached schedules.

Financial Conditions

On September 30, 2009, cash and cash equivalents of the Company totaled $17.3 million compared to $1.6 million as of September 30, 2008. As of September 30, 2009, current assets totaled $90 million and current liabilities were $30 million, resulting in a working capital level of $60 million, compared to $41 million as of September 30, 2008.

During the nine months ended September 30, 2009, the Company had cash outflow from operating activities of $5.0 million, reflective of the increase in accounts receivable due to the increased sales for the nine month period The Company also recorded $5.2 million of investments and $9.8 million of cash inflows from financing activities during this period.

Business Developments

On February 29, 2008, the Company acquired the California based Bellisimo Vineyard for $14.8 million. This vineyard produces Chardonnay, Merlot and Cabernet Sauvignon wine grapes for two local wineries.  On September 30, 2008, the Company sold ErMaPao for a non-interest bearing note receivable of $8.7 million, which has been fully paid.

In October 2008, the Company acquired 60% of the outstanding shares of Dalian Huiming for a payment equivalent to $10.6 million.  Dalian Huiming is a top-tier agricultural trading company with focus on soybeans, corn, and cereal crops, which are all major agricultural products in China.

About China Organic Agriculture

China Organic Agriculture is based in China and is primarily engaged in the acquisition, trading and distribution of agricultural products.

The Company sells to a limited number of distributors in China, which it will seek to leverage for increased market penetration in agricultural, food and related premium products. For more information, please visit: www.chinaorganicagriculture.com.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future acquisitions, estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of China Organic Agriculture’s products and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," and similar expressions denote forward-looking statements. Although China Organic Agriculture Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, those set forth in our reports filed with the Securities and Exchange Commission, together with the risks discussed in our press releases and other communications to shareholders issued by us from time to time, such as our ability to raise capital as and when required, the availability of raw products and other supplies, competition, the costs of goods, government regulations, and political and economic factors in the People's Republic of China in which our subsidiaries operate.

Contact:

China Organic Agriculture, Inc.
Hans Shen
707-709-2321
Email: IR@cnoainc.com

Financial Statements

China Organic Agriculture, Inc.
Consolidated Statement of Operations
For Three and Nine Months Ended September 30, 2009 and 2008 (Unaudited)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2009	2008	2009	2008

Sales	$39,656,537	$46,454,286	$106,402,273	$53,913,511
Cost of sales	(28,547,725)	(35,326,386)	(79,978,832)	(40,946,593)
Gross profit	11,108,812	11,127,900	26,423,441	12,966,918

Selling, general and administrative expenses	(587,239)	(416,651)	(1,429,388)	(1,579,854)
Income from operations	10,521,573	10,711,249	24,994,053	11,387,064

Gain on debt conversion	-	432,169	-	432,169
Other income, net	154,774	180,964	837,841	269,014
Interest expense, net	(108,578)	(79,570)	(674,152)	(380,422)

Income from Continuing operations before income taxes	10,567,769	11,244,812	25,157,742	11,707,825

Provision for income taxes	(2,753,400)	(2,773,251)	(6,477,642)	(3,222,007)

Net income from Continuing operations	7,814,369	8,471,561	18,680,100	8,485,818
Discontinued operations:	-	1,028,074	-	1,868,231
Net Income	7,814,369	9,499,635	18,680,100	10,354,049
Less Income attributed to noncontrolling interest	(3,304,176)	-	(7,763,626)	-
Net Income attributable to CNOA	$4,510,193	$9,499,635	$10,916,474	$10,354,049
Basic and Diluted weighted average shares	73,157,232	57,655,514	73,157,232	53,599,214
Basic and Diluted Earnings per Share
Income from Continuing operations attributable to CNOA shareholders	$0.06	$0.15	$0.15	$0.16
Income from Discontinued operations attributable to CNOA shareholders	-	0.02	-	0.03
Total Basic Earnings Per Share	$0.06	$0.17	$0.15	$0.19

China Organic Agriculture, Inc.
Consolidated Balance Sheets
As of September 30, 2009 (unaudited) and December 31, 2008 (audited/restated)

Assets	09/30/2009 (Unaudited)	12/31/2008 (Audited/Restated)
Current Assets
Cash and cash equivalents	$17,306,954	$7,338,817
Restricted cash	8,786,059	-
Accounts receivable, net	44,169,190	26,448,294
Inventory	6,399,469	4,492,892
Other current assets	13,202,303	16,122,796
Total Current Assets	89,863,975	54,402,799
Goodwill	1,602,134	1,602,134
Property, plant & equipment, net	14,366,609	14,521,452
Other long term assets	1,062,163	1,199,788
Total Assets	$106,894,881	$71,726,173
Liabilities and Stockholders’ Equity

Current Liabilities
Mortgage payable – current	$210,636	$198,854
Notes payable –	8,786,059	-
Short term loans	14,637,217	1,170,515
Accounts payable and accrued expenses	2,600,963	5,048,054
Due to related party	939,894	3,630,842
Taxes payable	2,753,710	3,335,751
Total Current Liabilities	29,928,479	13,384,016

Mortgage payable – long term	8,002,222	8,161,705

Total Liabilities	37,930,701	21,545,721
Stockholders' Equity
CNOA Stockholders' Equity	56,506,480	45,496,017
Noncontrolling interest	12,457,700	4,684,435
Total Stockholders' Equity	68,964,180	50,180,452
Total Liabilities and Stockholders' Equity	$106,894,881	$71,726,173

China Organic Agriculture, Inc.
Consolidated Statements of Cash Flows (Unaudited)

	NINE MONTHS ENDED SEPTEMBER 30,
	2009	2008

Cash flows used by operating activities	$(5,035,988)	$(11,452,162)

Cash flows used by investing activities	5,219,324	(16,235,929)

Cash flows from financing activities	9,775,025	18,603,785
Exchange rate effect	9,776	948,627

Net change in cash and cash equivalents	9,968,137	(8,135,679)

Cash and cash equivalents, beginning balance	7,338,817	9,697,793

Cash and cash equivalents, ending balance	$17,306,954	$1,562,114